NEW HORIZONS WORLDWIDE INC.

                     NOTICE OF ANNUAL STOCKHOLDERS' MEETING
                             TO BE HELD MAY 4, 1999


To Our Stockholders:

     The Annual Meeting of Stockholders (the "Meeting") of New Horizons Worldwide, Inc. (the "Company") will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Tuesday, May 4, 1999, at 10:00 a.m., EDT, to consider and act upon the following:


1. The election of two Directors whose three-year term of office will expire in 2002; and

2. The transaction of such other business as may properly come before the Meeting or any adjournments thereof.


     Holders of Common Stock of record at the close of business on March 26, 1999 are entitled to notice of and to vote at the Meeting.

     Whether or not you expect to be personally present at the Meeting, please be sure that the enclosed proxy is properly marked, signed and dated, and returned without delay in the enclosed prepaid envelope. Such action will not limit your right to vote in person or to attend the Meeting, but will ensure your representation if you cannot attend.


                                             By Order of the Board of Directors,

                                             /s/ Stuart O. Smith
                                             Stuart O. Smith
                                             SECRETARY

April 7, 1999

                          NEW HORIZONS WORLDWIDE, INC.
                           500 Campus Drive, Suite 200
                              Morganville, NJ 07751

                                 PROXY STATEMENT
                             Mailed On April 7, 1999

                         ANNUAL MEETING OF STOCKHOLDERS
                            To be held on May 4, 1999


     Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of New Horizons Worldwide, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 4, 1999, and any adjournments thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting which accompanies this Proxy Statement.

     Only stockholders of record as of March 26, 1999 will be entitled to vote at the Annual Meeting or any adjournments thereof. As of that date, 7,540,028 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. The Company's Certificate of Incorporation (the "Certificate") does not provide for cumulative voting rights. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder has the right to revoke a proxy by written notice to the Secretary of the Company at any time before it is exercised, including by executing another proxy, bearing a later date, or by attending the Annual Meeting and voting in person.

     A properly executed proxy returned in time to be cast at the Annual Meeting will be voted in accordance with the instructions contained thereon, if it is returned duly executed and is not revoked. If no choice is specified on the proxy, it will be voted "FOR" the election of all of the individuals nominated by the Board of Directors and "FOR" the other proposals set forth in the Notice of Annual Meeting.

     At the Annual Meeting, in accordance with the Delaware General Corporation Law and the Company's Certificate of Incorporation, the inspectors of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company's By-Laws, at the Annual Meeting the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum. The shares represented at the Annual Meeting by proxies which are marked, with respect to the election of Directors, as "withheld" or, with respect to any other proposal, "abstain," will be counted as shares present for purposes of determining whether a quorum is present.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Under applicable Delaware law, if a broker returns a proxy and has not voted on a certain proposal, such broker non-votes will count for purposes of determining whether a quorum is present.

     Pursuant to the Company's By-Laws, at the Annual Meeting, a plurality of the votes cast is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld; votes that are withheld or broker non-votes will have no effect on the outcome of the election of Directors.

     Pursuant to the Company's By-Laws, all other questions and matters brought before the meeting will be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon present in person or by proxy at the Annual Meeting, unless otherwise provided by law or by the Certificate. In voting on matters other than the election of Directors, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against the proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and will have no effect on the outcome of such proposal.

     The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and regular employees of the Company in person or by mail, telephone, telegraph, facsimile or electronic mail, following the original solicitation.

               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth information with respect to Common Stock owned on March 26, 1999 by each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock at such date, the number of shares owned by each such person and the percentage of the outstanding shares represented thereby. The table also lists beneficial ownership of Common Stock by each of the Company's Directors, each nominee for election as a Director, each executive officer named in the summary compensation table set forth in this proxy statement, and all Directors and executive officers as a group.

                                                            Shares
    Name and Address of                                  Beneficially    Percent
    of Beneficial Owner                                     Owned         Class
    -------------------                                  ------------    -------

    Curtis Lee Smith, Jr ...........................       1,052,199       14.0%
         500 Campus Drive
         Morganville, NJ 07751
    Stuart O. Smith ................................       1,423,968       18.9%
         500 Campus Drive
         Morganville, NJ 07751
    Thomas J. Bresnan(1) ...........................         398,625        5.0%
    David A. Goldfinger(2) .........................          80,220           *
    Richard L. Osborne(3) ..........................          32,250           *
    William H. Heller(4) ...........................          37,000           *
    Scott R. Wilson(5) .............................          26,000           *
    Charles G. Kinch(6) ............................          30,965           *
    Kenneth M. Hagerstrom(7) .......................          11,250           *
    Robert S. McMillan(8) ..........................          13,500           *
    Palisade Capital Management, L.L.C.(9) .........         682,700        9.1%
         One Bridge Plaza, Suite 695
         Fort Lee, New Jersey 07024
    Awad Asset Management, Inc.(10) ................         586,436        7.8%
         250 Park Avenue
         New York, New York  10177
    All Directors and Executive Officers
      as a Group (10 persons) ......................       3,105,977       38.3%

*  Less than 1%

(1) Mr. Bresnan's ownership figure includes 391,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(2) Mr. Goldfinger's ownership figure includes 30,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(3) Mr. Osborne's ownership figure includes 30,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(4) Mr. Heller's ownership figure includes 35,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(5) Mr. Wilson's ownership figure includes 25,000 shares which may be acquired upon the exercise of immediately exercisable stock options.

(6) Mr. Kinch's ownership figure includes 30,250 shares which may be acquired upon the exercise of immediately exercisable stock options.

(7) Mr. Hagerstrom's ownership figure includes 11,250 shares which may be acquired upon the exercise of immediately exercisable stock options.

(8) Mr. McMillan's ownership figure includes 13,500 shares which may be acquired upon the exercise of immediately exercisable stock options.

(9) Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission on January 30, 1999

(10) Based solely upon information in a Schedule 13-G filed with the Securities and Exchange Commission on February 12, 1999.

                              ELECTION OF DIRECTORS

     The Company's Board of Directors consists of seven members divided into three classes. Each class of Directors is elected to a three-year term. At the Annual Meeting, two Class I Directors will be elected to a three-year term ending at the Annual Meeting to be held in 2002.

     Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of the two nominees set forth in the table below as Class I Directors of the Company for a three-year term. In the event of the death or inability to act of any of the nominees, the proxies will be voted for the election of such other person as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

     The following table lists the nominees for election at the Meeting, the Directors who will continue in office subsequent to the Meeting, and certain other information with respect to each individual.

           Nominees for Election for a Three-Year Term Ending in 2002

Name                                 Age     Principal Occupation and History
----                                 ---     --------------------------------

CURTIS LEE SMITH, JR. (1)(4)         71      Chairman of the Board,
                                             Chief Executive Officer and Director

                                             Mr. Smith has served as the Company's  Chairman of the Board and Chief Executive
                                             Officer  and as a Director  since July 1986,  and had the  additional  title and duties of  President  from August 1989  through  July 1992.  Mr. Smith served as
                                             President  of  National   Copper  &  Smelting   Co.,  a  Cleveland,   Ohio-based
                                             manufacturer  and  distributor  of copper  products,  from 1962 to 1985,  and as
                                             President of NCS Holdings Corporation  ("NCS"), a Cleveland,  Ohio-based holding company which operated a copper tubing importing and fabricating business,  from
                                             1985 to 1988.  Mr.  Smith  also  serves as a Director  of  Interdent,  Inc.  and
                                             Strategic Diagnostics Inc., both public companies.


WILLIAM H. HELLER (1)                60      Director

                                             Mr. Heller was formerly a partner with the public  accounting  firm of KPMG Peat
                                             Marwick LLP from February 1971 until December  1991,  and currently  manages his own asset management firm,  William H. Heller & Associates.  He was elected as a
                                             Director on July 1, 1992.  Mr.  Heller also serves as a Director of Ohio Savings
                                             Financial Corporation, a Cleveland, Ohio-based savings and loan holding company;
                                             The New Organics Company, a Boston, Massachusetts-based producer of organic food products,  and Telarc International,  Inc., a Cleveland,  Ohio-based producer of compact  discs and tapes.  Mr.  Heller  has served as a member of the  Company's
                                             Audit Committee during the term of his directorship and is currently  serving on its Compensation Committee.

                                     Page 4

Directors Continuing in Office
------------------------------
Name                                 Age     Principal Occupation and History
----                                 ---     --------------------------------


STUART O. SMITH (2)(4)               66      Vice Chairman of the Board, Secretary and Director

                                             Mr.  Smith has  served as a Director  of the  Company  since  July 1986,  as the
                                             Company's  Secretary since February 1989 and as Vice Chairman of the Board since
                                             August 1992. Mr. Smith served as a Vice President from July 1986 to August 1992.
                                             Mr. Smith also served as Vice  President of National  Copper & Smelting Co. from
                                             1962 to 1985 and as Vice President of NCS from 1985 to 1988.


THOMAS J. BRESNAN (2)                46      President, Chief Operating Officer and Director

                                             Mr.  Bresnan  joined the Company in August 1992 and has served as the  Company's
                                             President and Chief Operating Officer since that time. Mr. Bresnan has served as the Chairman and Chief Executive Officer of New Horizons  Education  Corporation
                                             since its  acquisition  by the  Company in August  1994.  Prior to  joining  the
                                             Company,  Mr.  Bresnan  served in various  executive,  marketing,  financial and
                                             administrative   positions  for  Capitol  American  Life  Insurance  Company,  a
                                             Cleveland,  Ohio-based  specialty  insurance  provider,  from 1984 to 1991.  Mr.
                                             Bresnan served as President and Chief Operating Officer of Capitol American Life
                                             Insurance  Company  during 1991.  From January to August 1992,  Mr.  Bresnan was
                                             President and Chief  Executive  Officer of Glenbrook  Group,  Inc., a Cleveland,
                                             Ohio-based company seeking acquisition opportunities.  Mr. Bresnan was elected a
                                             Director in May 1993.


SCOTT R. WILSON (2)                  47      Director

                                             Mr.  Wilson has served as principal  outside  legal counsel to the Company since
                                             July 1986.  Mr.  Wilson has been with the law firm of Calfee,  Halter & Griswold
                                             LLP,  Cleveland,  Ohio,  since  1977,  and has been a partner in such firm since
                                             1985. His practice  focuses on mergers and  acquisitions  and general  corporate law. He was elected a Director in May 1991.


                                     Page 5


Name                                 Age     Principal Occupation and History
----                                 ---     --------------------------------

DAVID A. GOLDFINGER (3)              63      Director

                                             Mr.  Goldfinger  has served as a Director  of the Company  since July 1986.  Mr.
                                             Goldfinger  served  as  President  of  U.S.  Consolidated,  Inc.,  a  Cleveland,
                                             Ohio-based manufacturers' representative agency, from 1966 to 1991. From January
                                             1992 to the  present,  Mr.  Goldfinger  has  served  as  President  of  M.S.C.I.
                                             Holdings,  Inc., a Tavernier,  Florida-based  private  consulting and investment corporation. Mr. Goldfinger has served as a member of the Company's Compensation
                                             Committee and Audit Committee during the term of his directorship.


RICHARD L. OSBORNE (3)               61      Director

                                             Mr.  Osborne has served as a consultant to the Company since July 1986,  and was elected to the  Company's  Board of Directors in January  1989. He has served as the Executive Dean of the Weatherhead School of Management, Case Western Reserve
                                             University,  Cleveland,  Ohio,  since  1971.  Mr.  Osborne is also a  management consultant,  and  serves on the Board of  Directors  of Ohio  Savings  Financial
                                             Corporation,  a  Cleveland,  Ohio-based  savings  bank  holding  company,  Myers
                                             Industries,  Inc., an Akron, Ohio-based manufacturer of plastic and rubber parts for the automotive and other industries, and NCS HealthCare,  Inc., a Cleveland,
                                             Ohio-based provider of pharmacy services to long-term care institutions, as well as several  privately held  corporations.  Mr. Osborne has served as a member of the Company's  Compensation Committee and Audit Committee during the term of his directorship.

(1) Term as Director expires in 1999; nominee for a three-year term expiring in 2002.
(2) Term as Director expires in 2000.
(3) Term as Director expires in 2001.
(4) Curtis Lee Smith, Jr., and Stuart O. Smith are brothers.

                        BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has two standing Committees: the Audit Committee and the Compensation Committee.

     The Audit Committee, of which Messrs. David A. Goldfinger, Richard L. Osborne and William H. Heller are members, oversees the accounting functions of the Company, including matters related to the appointment and activities of the Company's auditors. The Audit Committee met 2 times during the year ended December 31, 1998.

     Until March 20, 1998, the Compensation Committee consisted of Messrs. Curtis Lee Smith, Jr., David A. Goldfinger and Richard L. Osborne. Effective as of March 20, 1998, William H. Heller replaced Curtis Lee Smith, Jr. as a member of the Compensation Committee. The Committee reviews and makes recommendations as well as certain decisions concerning executive salaries and bonuses. It also administers the Company's Omnibus Equity Plan approved by the stockholders of the Company at the Annual Meeting of Stockholders held on May 5, 1998. The Compensation Committee met three times during the year ended December 31, 1998.

     The Board of Directors of the Company held 9 meetings during 1998. All of the Directors attended at least 75% of the meetings of the Board of Directors and each Committee on which each served.

     Directors who are not employees of the Company receive an annual fee of $20,000, payable quarterly. Such fee is intended to compensate the Directors for all Board and Committee meetings. At the meeting of the Board held on November 26, 1997 and at the Annual Meeting of Stockholders held May 5, 1998, the 1997 Outside Directors Elective Stock Option Plan was approved. Pursuant to this plan each non-employee Director is permitted to elect to take one-half or all of his fees in options by electing to do so at a date specified in the plan and prior to January 1 of the year for which fees would be payable. On December 1, 1998 Messrs. Osborne and Heller elected to take all of their 1999 fees in options and Messrs. Goldfinger and Wilson elected to take half. As a result, Messrs. Osborne, and Heller received options to acquire 20,000 shares and Messrs.
Goldfinger and Wilson received options to acquire 10,000 shares. All of the options have an exercise price of $19.00 per share, become exercisable on December 1, 1999 and expire on December 1, 2003.

     In January 1989, the Compensation Committee granted Mr. Osborne and Mr. Goldfinger options to acquire 6,250 shares of Common Stock and 12,500 shares of Common Stock, respectively, under the Company's Outside Directors Stock Option Plan. These options became exercisable on July 9, 1989 at an option price of $11.20 per share. In 1992, Messrs. Wilson and Heller each were granted immediately exercisable options to acquire 5,000 shares of Common Stock at an option price of $6.50 per share. As of March 26, 1999, options granted to individuals pursuant to the Outside Directors Plan were outstanding to purchase 10,000 shares of Common Stock at an average price of $7.36 per share. In addition, on September 19, 1996, options to purchase an aggregate of 40,000 shares of Common Stock at an average price of $8.81 were granted to non-employee Directors of the Company. As of March 26, 1999, options granted to individuals pursuant to the 1997 Outside Directors Elective Stock Option Plan were outstanding to purchase 130,000 shares of Common Stock at an average price of $17.19 per share.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company for each of the past three fiscal years, of all those persons, who were, (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers") during 1998:


                                                      SUMMARY COMPENSATION TABLE
                                                                                          Long-term
                                                      Annual Compensation                Compensation      All Other
Name and Principal Position             Year         Salary      Bonus(1)   Other(1)     Options/SARs    Compensation(2)
---------------------------             ----         ------      --------   --------     ------------    ---------------

Curtis Lee Smith, Jr.                   1998       $160,000       $    -      $    -              -          $  11,079
Chairman of the Board, Chief            1997        168,626            -           -              -             10,601
Executive Officer and Director          1996        162,031            -           -              -             10,601

Thomas J. Bresnan                       1998        237,693      172,500           -         10,000                  -
President, Chief Operating Officer      1997        231,658       45,000           -              -                  -
and Director                            1996        224,486       70,000           -              -              4,750

Kenneth M. Hagerstrom                   1998        139,583       51,210           -         12,500                  -
President, Company-owned                1997        101,524       15,124           -         25,000                  -
Center Division                         1996         91,466            -           -              -                  -

Charles G. Kinch                        1998        197,000       60,037           -         22,500                  -
President, Chief Operating Officer      1997        190,000            -           -         55,000                  -
New Horizons Computer Learning          1996        174,011            -           -              -                  -
Centers, Inc.

Robert S. McMillan                      1998        150,000       33,586           -         10,000                  -
Vice President, Chief  Financial        1997        149,100        3,500           -         25,000                  -
Officer and Treasurer                   1996        132,100        3,500           -              -                  -


(1)  No Named Officer received perquisites or other personal benefits having a value exceeding the lesser of 10% of such executive's salary and bonus for 1998, 1997, and 1996 or $50,000.  Pursuant to the terms of Mr. Bresnan's employment agreement, he received an interest-free loan from the Company in the amount of $250,000 payable on  September 30, 1997.  Had the loan carried a market interest rate, Mr. Bresnan would have paid $7,482 in interest in 1997  and $13,976 during 1996.  In 1997 and 1996, the Company, in the form  of a bonus, forgave  $45,000 and $45,000  respectively, of Mr. Bresnan's loan.  Mr. Bresnan  paid off the  loan in
     September 1997.

(2)  Amounts of  All Other  Compensation  reported  for Curtis Lee Smith, Jr. represent  premiums paid by  the Company on  insurance policies for  the benefit  of such persons.  The amounts  of All  Other Compensation reported  for Mr. Bresnan  represents  the
     Company's  matching  contribution  under  its 401(k)  Profit  Sharing  Plan.  Through  the end  of  1996,  the Company  matched participating  employee's contributions  to the Plan to  the extent  of 50% of the  participant's  salary  reduction  up to the maximum  allowable  under the Internal Revenue Code.

                                                 OPTION EXERCISES AND YEAR-END VALUES

     The table below shows  information  with respect to the  unexercised  options to purchase the  Company's  Common Stock  granted under the Company's Key  Employees Stock Option Plan (the "Employees  Plan") to the Named  Officers and held by them at December 31,
1998.


                                                          Number of Unexercised Options Held              Value of Unexercised
                                                                          at                             In-the-Money Options at
                                                                   December 31, 1998                       December 31, 1998*
                                                          -----------------------------------        -------------------------------
Name                                                       Exercisable        Unexercisable          Exercisable       Unexercisable
----                                                       -----------        -------------          -----------       -------------
Curtis Lee Smith, Jr ...........................                 --                   --             $     --            $     --
Thomas J. Bresnan ..............................              381,000               54,000            5,878,875             768,950
Kenneth M. Hagerstrom ..........................                5,000               32,500               37,825             280,613
Charles G. Kinch ...............................               11,000               66,500              107,900             664,363
Robert S. McMillan .............................                5,000               30,000               49,075             299,750

* Based on the difference between the exercise price of such options and the closing price of a share of the Company's  Common Stock on the NASDAQ National Market System on December 31, 1998 ($23.125).



                                                                 OPTION AWARDS

         The table  below  shows  additional  information on the stock  options  granted  in 1998  under the Employees Plan to Named
Officers, which are reflected in the Summary Compensation Table.

                                                               Percentage
                                                                of Total
                                                                 Options                                  Potential Realizable Value
                                                               Granted to                                 at Assumed Annual Rates of
                                                Options        Employees in    Exercise   Expiration       Stock Price Appreciation
Name                                            Granted            1998          Price       Date               for Option Term
----                                            -------        ------------    --------   ----------      --------------------------
                                                                                                              5%             10%
                                                                                                          ---------       ---------
Curtis Lee Smith, Jr ..................          --                 --         $  --                      $   --          $   --
Thomas J. Bresnan .....................        10,000 (1)           8.7%         12.78     01/22/04         158,645         250,871
Kenneth M. Hagerstrom .................        12,500 (2)          10.9%         12.78     01/22/04         198,307         313,589
Charles G. Kinch ......................        10,000 (1)           8.7%         12.78     01/22/04         156,645         250,871
Charles G. Kinch ......................        12,500 (2)          10.9%         12.78     01/22/04         198,307         313,589
Robert S. McMillan ....................         5,000 (1)           4.3%         12.78     01/22/04          79,323         125,436
Robert S. McMillan ....................         5,000 (2)           4.3%         12.78     01/22/04          79,323         125,436

(1)  Represents  options  awarded  under the  Employees  Plan.  With the  exception of  certain  options  previously  awarded to Mr.
     Bresnan, all options outstanding under the Employee Plan vest  at the rate of 20% per  year commencing on the first anniversary of the grant date.  All  outstanding  options  have been awarded at an exercise price equal to the fair market value of a share of Common  Stock on the date of grant, and expire between the sixth to the tenth  anniversary of the date of grant. In general, employees may exercise  vested options  awarded under the Employees Plan for a period of three months following the date of the cessation of their employment with the Company.

(2)  Represents options  awarded as part of individual bonus  arrangements.  Under these arrangements,  the officers  could elect to receive  one-half of their bonus in stock options. For each $3 of cash bonus  foregone  the officer could  receive an option to purchase one share of Common Stock. The options have an exercise price of $12.78 per share, which  was the fair market value of a share of Common Stock on the date of grant.  These options become exercisable  equally on the first and second anniversary of the date of the grant and expire on approximately the sixth anniversary of such date.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company's compensation programs are intended to provide its executive officers with a mix of salary, benefits and incentive compensation arrangements that are: (i) consistent with the interests of stockholders; (ii) competitive with the arrangements provided by other companies in the industry; (iii) commensurate with each executive's performance, experience and responsibilities; and (iv) sufficient to attract and retain highly qualified executives. In making its recommendations concerning adjustments to salaries and awards under the other compensation plans, the Committee considers the financial condition and performance of the Company during the prior year and the Company's success in achieving financial, operational and other strategic objectives. The Committee also makes an assessment of the contributions of the individual executive officer to the Company's performance and to the achievement of its objectives, as well as the success of the executive in achieving objectives which may have been set for such individual. In assessing individual performance, the Committee also seeks to recognize individual contributions during periods when the Company experienced adverse business or financial conditions.

     For purposes of determining whether the Company's compensation packages are competitive, the companies with which the Company compares itself are those included in the peer group index set forth in the Stockholder Return Performance Presentation contained elsewhere in this proxy statement. While the Committee does not establish a targeted range for the Company's overall executive compensation within the peer group, its review of publicly available information indicates that the compensation level of the Company's Chief Executive Officer has historically been significantly below the average compensation paid to Chief Executive Officers of peer group companies. Such information also indicates that the base salary levels for the Company's other executive officers have been slightly greater than those of similar executives at peer group companies. In previous years bonuses paid to the Company's executive officers were generally lower than those paid to executive officers of the peer group companies. For 1998, however, bonuses paid to the Company's executive officers were significantly greater than those paid to peer group executive officers primarily as a result of the company's performance. Option awards to peer group executives vary widely from company to company and from year to year and appear to be based, in part, on the level of salaries and bonuses paid. It is believed that the option awards to the Company's executive officers are within the range of variability and are warranted by the nature of the industry in which the Company operates and the Company's recent performance.

     Each component of an executive's compensation package is intended to assist in attaining one or more of the objectives outlined above. The Company attempts to provide its executives with base salaries and benefits that are competitive with those of comparable companies and commensurate with the performance, experience and responsibilities of each executive. Through salary adjustments and bonuses, the Company also seeks to provide its executives with incentives to improve the Company's financial and operational performance by providing a method for rewarding individual performance. Finally, the Company's Key Employees' Stock Option Plan and The Omnibus Equity Plan have been used to provide executive officers with an opportunity to acquire a proprietary interest in the Company, thereby providing these individuals with increased incentive to promote the long-term interests of the Company's stockholders.

     While the Committee seeks to assure that the Company's compensation programs further the objectives described above and considers the various factors outlined above in making compensation decisions, it does not take a highly formalized or objective approach to determining compensation. Instead, the Committee gives consideration to these various factors in subjectively evaluating the compensation of each individual executive. While the subjective nature of the Committee's decisions made it difficult to specifically identify the relative importance of each of these various factors, in making compensation decisions for 1998, the Committee generally gave greater weight to the Company's performance, as measured by net income, and its subjective assessment of individual performance, than to other factors.

     In 1993,  Congress  adopted  Section  162(m) of the Internal  Revenue Code,
Section 162(m) limits the ability of public companies to deduct compensation in excess of $1,000,000 paid to certain executive officers, unless such compensation is "performance based" within the meaning of Section 162(m).
Section 162(m) also imposes certain requirements on the composition of compensation committees. With the substitution of William H. Heller for Curtis Lee Smith, Jr. as of March 20, 1998, the Compensation Committee of the Company satisfies such requirements.

1998 COMPENSATION DECISIONS

     BASE SALARY AND BENEFITS. The base salaries and benefits provided to executive officers for 1998 were established by the Committee in accordance with the compensation philosophy discussed above. The Committee determined to make individual salary adjustments with respect to certain executive officers of the Company, based on the Committee's subjective evaluation of the executive's performance and the contribution to the Company.

     BONUSES. During 1998 the executive officers of the Company, other than the Chief Executive Officer, participated in individual bonus arrangements tied to various measures of the Company's performance. Under these arrangements, certain of the officers could elect to receive one-half of their bonus in stock options. For each $3 of cash bonus foregone the officer could receive an option to purchase one share of Common Stock. The options have an exercise price of $12.78 per share, which was the fair market value of a share of Common Stock on the date of grant. The aggregate value of awards under terms of the bonus arrangements was $407,333, a portion of which was paid through the issuance of options to acquire 30,000 shares of Common Stock which become exercisable equally on the first and second anniversary of the date of the grant and expire on the sixth anniversary of such date. For accounting purposes, however, the compensation expense recorded for these awards was $627,684.

     STOCK OPTIONS. During the 1998 fiscal year, the Company awarded 115,053 stock options to employees of the Company.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     Curtis Lee Smith, Jr.'s compensation is determined on the basis of the Committee's subjective assessment of his performance, measured by the Company's financial condition, results of operations and success in achieving strategic objectives. The Committee also considers the responsibilities associated with Mr. Smith's position and the level of compensation provided to Chief Executive Officers of other companies in the industry. Mr. Smith did not participate in the Committee's actions with respect to his compensation while serving as a member of the Committee.

     Although the Committee reviews Mr. Smith's compensation on an annual basis, no adjustments were made to Mr. Smith's salary during 1998. Mr. Smith's base salary was last adjusted in December 1990, at which time the Committee voted (with Mr. Smith abstaining) to increase his salary from $175,000 to $200,000. Mr. Smith declined this salary increase. In June 1992, Mr. Smith voluntarily reduced his salary from $175,000 to $160,000 in connection with a restructuring in the Company's business and related cost-cutting measures. The Committee determined not to pay Mr. Smith a bonus during 1998.

     Mr. Smith is the beneficial owner of approximately 14.0% of the issued and outstanding Common Stock. As a consequence of his significant ownership interest in the Company, Mr. Smith elected, at the time of the Company's initial public offering, to renounce any rights that he might otherwise have to participate in the Company's stock option plans. Accordingly, Mr. Smith did not receive any option awards during 1998.

         THE 1998 COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                                              Richard L. Osborne
                                                             David A. Goldfinger
                                                               William H. Heller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until March 20, 1998, the Compensation Committee of the Board of Directors included Curtis Lee Smith, Jr., the Company's Chairman and Chief Executive Officer.

     During 1995 and 1996 Mr. Curtis Lee Smith, Jr. obtained loans from the Company at interest rates equivalent to the Company's cost of borrowing money. The principal amounts on these loans totaled $624,981 at December 31, 1998. These loans are evidenced by demand notes and are secured by the proceeds from certain life insurance policies on Mr. Curtis Lee Smith, Jr.

     Richard L. Osborne, a member of the Compensation Committee of the Board of Directors, provides certain consulting services to the Company. Mr. Osborne received $30,000 in consulting fees from the Company during 1998. At the meeting of the Board of Directors held on March 20, 1998, William H. Heller replaced Curtis Lee Smith, Jr. as a member of the Compensation Committee. During 1998, Mr. Heller received $24,000 in consulting fees from the Company.

     The  Company  believes  that  these  transactions  were  on  terms  no less
favorable  than  would  have  been  available  in  similar   transactions   with
unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act") requires the Company's officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the Nasdaq Stock Market. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4, and 5 which they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, Directors and 10% or greater stockholders complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1998, except that Mr. Stuart O. Smith inadvertently omitted to report one charitable gift transaction. Mr. Smith did, however, promptly report the inadvertent omission when it was brought to his attention.

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a graph comparing the yearly percentage changes in the cumulative stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Market Index (U.S.) and a Company-determined peer group for the period commencing January 1, 1994 and ended December 31, 1998. The peer group companies are primarily involved in the instructor-led delivery of technology training. The companies in the peer group are: Canterbury Information Technology, Inc.; Learning Tree International, Inc.; Aris Corp.; and Wave Technologies International, Inc. The Company believes this peer group represents its industry and marketplace. In the Company's proxy statement for the 1998 Annual Meeting of Stockholders the Company's peer group included Mastering, Inc., which was acquired in 1998 and is no longer publicly traded. Aris Corp. has been added to the peer group to replace Mastering, Inc. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 1, 1994 and that all dividends, if any, were reinvested.

[GRAPHIC OMITTED]

                                                      01/01/94      12/31/94      12/31/95      12/31/96      12/31/97      12/31/98
                                                      --------      --------      --------      --------      --------      --------
"NEW HORIZONS WORLDWIDE, INC." .................       100.00        111.67         68.33        186.67        191.67        308.33
PEER GROUP INDEX ...............................       100.00         56.25         50.24        128.46        125.97         46.85
NASDAQ MARKET INDEX ............................       100.00        104.99        136.18        169.23        207.00        291.96

                                    AUDITORS

     The Company has retained Deloitte & Touche LLP, independent certified public accountants, to serve as its independent auditors for the year ending December 31,1999. Such firm has served as the Company's auditors since 1997. It is expected that a member of the firm will be present at the Meeting, and will be available to respond to appropriate questions.


                                  OTHER MATTERS

     The Board of Directors is not aware of any matter to come before the Meeting other than those identified in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

     Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2000 must do so no later than December 10, 1999. To be eligible for inclusion in the 2000 proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934.

     Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, for the Company's most recent year. Written requests for such report should be directed to:

                                                   Investor Relations Department
                                                    New Horizons Worldwide, Inc.
                                                     500 Campus Drive, Suite 200
                                                           Morganville, NJ 07751

     You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Meeting.

                                             By Order of the Board of Directors,

                                             /s/ Stuart O. Smith

                                             Stuart O. Smith
                                             Secretary